Exhibit 10.39
RETIREMENT AGREEMENT
BY AND BETWEEN
FIRSTMERIT CORPORATION
AND
ROBERT P. BRECHT
This Retirement Agreement (“Agreement”) is entered into by FirstMerit Corporation (“Corporation”), an Ohio corporation, and Robert P. Brecht (“Mr. Brecht”), collectively, the “Parties,” to describe the terms and conditions of Mr. Brecht’s retirement and separation of employment with the Corporation.
ARTICLE 1 EFFECTIVE DATE OF AGREEMENT
     This Agreement will become effective as defined in Section 8.03[4].
ARTICLE 2 RESIGNATION AND RETIREMENT
2.01 Resignation and Retirement. Mr. Brecht agrees:
[1] Effective as of the January 31, 2007, [a] to resign as Senior Executive Vice President of Retail of the Corporation and [b] to resign as a member of the FirstMerit Bank, N.A. Board of Directors,
[2] Effective as of January 31, 2007, to resign as an employee of the Corporation and any other entity that is related through common ownership to the Corporation (all entities related through common ownership to the Corporation are called “Group Members” and the Corporation and all Group Members collectively are called the “Group”).
ARTICLE 3 CONSIDERATION
     Mr. Brecht agrees that he will comply with the terms of this Agreement and will voluntarily terminate his employment because of retirement on January 31, 2007 (“Termination Date”), and his retirement will commence effective February 1, 2007. In exchange, but subject to Mr. Brecht’s execution and non-revocation of a general release, and any restrictions imposed under Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and to the terms of this section, Mr. Brecht will receive the payments and benefits described in this section.
Beginning on February 1, 2007:
3.01 Separation Pay. The Corporation will pay to Mr. Brecht a “Separation Pay” in the amount of Three Hundred One Thousand Two Hundred Seventeen Dollars ($301,217.00), and

paid in semi-monthly installments that correspond with the Corporation’s normal payroll practices. The first payment will be paid on February 15, 2007. The final payment will be made on December 31, 2007.
3.02 Incentive Compensation. The Corporation will pay Mr. Brecht the amount of Fifty Thousand Dollars ($50,000.00) as incentive compensation for the year 2006. Mr. Brecht will not be eligible to receive any other incentive compensation payments. This payment will be be paid no later than 30 days after the Termination Date.
3.30 Equity Awards. The vesting, ability to exercise and lapsing of any restrictions of Mr. Brecht’s outstanding equity awards will be determined in accordance with and to the extent provided under the terms relating to terminations of employment for similar reasons contained in the plan and the award agreements through which they were granted.
3.04 Life Insurance. The Corporation will continue to pay the premiums on behalf of Mr. Brecht for the Executive Life Insurance Policy until such time as the policy cash value and dividends are estimated to be sufficient to pay future premiums for Mr. Brecht’s life expectancy, based upon the current dividend scale or, if earlier, the date of Mr. Brecht’s death. In addition, the Corporation will pay Mr. Brecht an amount equal to 40 percent of the premium on or about the date the premium is paid. Mr. Brecht will be responsible for the payment of all taxes associated with the payment of the premiums.
3.05 Tax Preparation. The Corporation will reimburse Mr. Brecht an amount not to exceed $750.00 for income tax preparation fees in accordance with the policies of the Corporation applicable to all of its executives for the 2006 tax year. This amount shall be paid prior to December 31, 2007.
3.06 Medical Coverage. Until Mr. Brecht attains the age of 65, he will be eligible to participate in the FirstMerit group health coverage for retirees after the Termination Date in accordance the FirstMerit Retiree Medical Plan. After Mr. Brecht reaches age 65 and until his death, Mr. Brecht will be eligible to apply for coverage under the Hartford Group Retirement Insurance Plan (“Retiree Medical Program”), or a health care plan consistent with the coverage available under the Retiree Medical Program as provided to FirstMerit Retirees generally. Mr. Brecht will pay the full cost under the Retiree Medical Program.
3.07 Retirement Plan Benefits. Mr. Brecht (or, if applicable, his beneficiary) will be entitled to all benefits he has accrued through the Termination Date under:
     [a] The FirstMerit Corporation and Affiliates Employees’ Salary Savings Retirement Plan.
     [b] The Pension Plan for Employees of FirstMerit Corporation and Subsidiaries.
     [c] The FirstMerit Corporation Unfunded Supplemental Benefit Plan.
     [d] The FirstMerit Corporation Executive Supplemental Retirement Plan.

3.08 Unused and Accrued Paid Days Off. Mr. Brecht will not be paid for any accrued and unused paid time off.
3.09 Outplacement. The Corporation will provide Mr. Brecht with outplacement services with Dise & Company for a period not to exceed three months.
3.10 No Duplicate Payments. Nothing in this Article 3 is intended to result in the duplication of any payments or benefits provided to Mr. Brecht prior to the execution of this Agreement or under the terms of any other agreement by and between Mr. Brecht and the Corporation (“Prior Agreements”) or under any other employee benefit plan or program maintained or sponsored by the Corporation on or before the Effective Date.
3.11 Effect of Other Severance Benefits. Regardless of any other provision of this Agreement and except as specifically provided in this Agreement, all amounts paid under this Article 3 will be in lieu of any amounts payable to Mr. Brecht from any broad-based severance program in which Mr. Brecht participates and, by signing this Agreement, Mr. Brecht specifically waives any rights to receive any amounts from any broad-based severance program in which he participates.
The amounts distributable under Section 3.07 will be distributed subject to the terms and conditions of each plan in effect on the Termination Date and to any distribution elections Mr. Brecht has made as of the Effective Date, including, with respect to the plans described in Sections 3.07[c] and [d], any election made under (and subject to the restrictions and limits of) any applicable transition rule described in Section XI, C of the Preamble to Proposed Treasury Regulations 1.409A-1, et. seq.; provided that any amount subject to Code §409A, which would otherwise be payable on account of a termination of employment or separation from service will not be paid before the first day of the seventh month after the Termination Date.
ARTICLE 4 POST-TERMINATION OBLIGATIONS
4.01 Non-Disclosure of Confidential Information. Mr. Brecht expressly covenants and agrees that, during and after the Term, he will not reveal, divulge or make known to any person, firm, company or corporation any Confidential Information without the prior express written consent of the Corporation. “Confidential Information” shall mean financial information about the Corporation or any of its affiliates, strategies and techniques, trade secrets, contract terms with vendors and suppliers, supplier lists and data, and such other confidential, proprietary, or sensitive information concerning or relating to the Corporation, any Group Member or any of their respective affiliates or any third party that has disclosed or provided any of the same to the Corporation on a confidential basis. Confidential Information shall not include [1] any information which was or becomes generally available to the public other than as a result of a wrongful disclosure by Mr. Brecht, or [2] any information disclosed by Mr. Brecht which he reasonably and in good faith believes is required for the performance of his duties under this

Agreement, or [3] any information compelled to be disclosed by applicable law; provided that Mr. Brecht, to the extent not prohibited from so doing by applicable law, will give the Corporation prior written notice of the information to be so disclosed pursuant to clause [3] of this sentence as far in advance of its disclosure as may be practical, will disclose no more information than is required and will cooperate with any attempts by the Corporation or any Group Member to obtain a protection order or similar treatment.
4.02 Return of Materials. Mr. Brecht agrees [1] to deliver or return to the Corporation upon termination or expiration of this Agreement all written Confidential Information furnished by the Corporation or any Group Member or prepared by Mr. Brecht in connection with his services hereunder and [2] that he will not retain any copies of any of the materials described in Section 4.02[1]. In addition, upon Mr. Brecht’s termination, he agrees to immediately return to the Corporation all property of the Corporation or any Group Member which is in his possession, including, but not limited to, memoranda, books, papers, computer files, laptops, credit cards and keys.
4.03 Non-Competition. For a period of 24 months after Mr. Brecht’s termination of employment, Mr. Brecht will not directly or indirectly, own, manage, operate, join, or have a financial interest in, control or participate in the ownership, management, operation or control of, or be employed as an employee, agent or consultant or in any other individual or representative capacity whatsoever, or use or permit his name to be used in connection with, or be otherwise connected in any manner with any competitive business or venture. Competitive business or venture will be defined as any business or venture that is actively engaged in any business which is in competition with the Corporation or any Group Member in any geographic area in which the Corporation or any Group Member does business through the Termination Date. However, this section will not prohibit the ownership by Mr. Brecht of not more than one percent of any class of securities of any corporation whose securities are registered pursuant to the Securities Exchange Act of 1934, which securities are publicly owned and regularly traded on any national exchange or in the over-the-counter market and that ownership represents a passive investment and that neither Mr. Brecht nor any group of persons including Mr. Brecht in any way, either directly or indirectly, manages or exercises control of the corporation, guarantees any of its financial obligations, otherwise takes part in its business other than exercising his rights as a shareholder, or seeks to do any of the foregoing.
4.04 Non-solicitation. Mr. Brecht hereby further agrees and covenants that for a period of twenty-four (24) months following January 31, 2007, he shall not, directly or indirectly, on his own behalf or with others [1] induce or attempt to induce any employee of the Group to leave the employ of the Group, or in any way interfere with the relationship between the Group and any employee, [2] hire any employee of the Group, or [3] induce or attempt to induce any referral source, customer, or other business relation of the Group, not to do business with the Group, or to cease doing business with the Group, or in any way interfere with the relationship between any such referral source, customer, or business relation and the Group.
4.05 Injunctive Relief. Mr. Brecht acknowledges that it is impossible to measure in money the damages that will accrue to the Corporation by reason of Mr. Brecht’s failure to observe any of the obligations imposed on him by this Article 4. Accordingly, if the Corporation institutes an action to enforce the provisions hereof, Mr. Brecht hereby waives the claim or defense that an adequate remedy at law is available to the Corporation, and Mr. Brecht agrees not to urge the claim or defense that a remedy at law exists. Also, if a final determination is made by a court having competent jurisdiction that the time or territory or any other restriction contained in Section 4.03 is an unenforceable restriction on Mr. Brecht’s activities, the provisions of Section 4.03 will not be rendered void but will be deemed amended to apply the maximum time and territory and other restrictions the court judicially determines or otherwise indicates to be reasonable.
ARTICLE 5 INDEMNIFICATION
To the extent permitted by law, the Corporation will indemnify Mr. Brecht pursuant to the terms of the Indemnification Agreement, dated April 28, 1995, by and between the Corporation and Mr. Brecht and the Corporation’s Articles of Incorporation and Code of Regulations, each as amended.
ARTICLE 6 ASSIGNMENT OF AGREEMENT
6.01 Except as specifically provided in this section, the Corporation may not assign this Agreement to any person or entity that is not a Group Member. However, this Agreement may and will be assigned or transferred to, and will be binding upon and inure to the benefit of, any successor of the Corporation, in which case this Agreement will be interpreted and applied by substituting that successor for the “Corporation” under the terms of this Agreement. For these purposes, “successor” means any person, firm, corporation or business entity which at any time, whether by merger, purchase or otherwise acquires all or substantially all of the assets or the business of the Corporation.
6.02 Because the services to be provided by Mr. Brecht to the Corporation under this Agreement are personal to him, Mr. Brecht may not assign the duties allocated to him under this Agreement to any other person or entity. However, this Agreement will inure to the benefit of and be enforceable by Mr. Brecht’s personal or legal representatives, executors and administrators, successors, heirs, distributees, devisees, and legatees to the extent of any amounts payable to Mr. Brecht that are due to Mr. Brecht upon his death.
ARTICLE 7 DISPUTE RESOLUTION
7.01 Except as provided in Section 4.05, any disagreement arising under this Agreement that is not resolved by agreement between the Parties, including the basis on which Mr. Brecht’s employment is terminated, will be resolved by arbitration in accordance with the rules of the American Arbitration Association. The award of the arbitrator will be final, conclusive and nonappealable and judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction. The arbitrator must be an arbitrator qualified to serve in accordance with the rules of the American Arbitration Association and one who is approved by the Corporation and Mr. Brecht. If the Corporation and Mr. Brecht fail to agree on an arbitrator, each must designate a person qualified to serve as an arbitrator in accordance with the rules of the American Arbitration Association and these persons will select the arbitrator from among those persons qualified to serve in accordance with the rules of the American Arbitration

Association. Any arbitration relating to this Agreement will be held in Summit County, Ohio. Regardless of the scope of this section, the Parties agree that nothing in this section prevents either Party from seeking injunctive or other equitable relief if there is a breach or threatened breach of any provision of this Agreement. Also, if otherwise due, payments not being contested under the procedures described in this paragraph will not be deferred during the pendency of procedures described in this section.
7.02 The Corporation will bear the arbitrator’s fee and other costs associated with any arbitration, unless the arbitrator, acting under Federal Rule of Civil Procedure 54(b), elects to award these fees to the Corporation.
ARTICLE 8 RELEASES, WAIVERS AND REVOCATION RIGHTS
8.01 Release. In consideration of receipt of the payments and benefits set forth herein, Mr. Brecht does hereby fully and forever surrender, release, acquit and discharge the Corporation, and its principals, stockholders, directors, officers, agents, administrators, insurers, subsidiaries, affiliates, employees, successors, assigns, related entities, and legal representatives, personally and in their representative capacities, and each of them (collectively, “Released Parties”), of and from any and all claims for costs of attorneys’ fees, expenses, compensation, and all losses, demands and damage of whatsoever nature or kind in law or in equity, whether known or unknown, including without limitation those claims arising out of, under, or by reason of Mr. Brecht’s employment with the Corporation or any Group Member, Mr. Brecht’s relationship with the Corporation or any Group Member and/or the termination of Mr. Brecht’s employment relationship and any and all claims which were or could have been asserted in any charge, complaint, or related lawsuit. Without limiting the generality of the foregoing, Mr. Brecht specifically releases and discharges, but not by way of limitation, any obligation, claim, demand or cause of action based on, or arising out of, any alleged wrongful termination, breach of employment contract, breach of implied covenants of good faith and fair dealing, defamation, fraud, promissory estoppel, intentional or negligent infliction of emotional distress, discrimination based on age, pain and suffering, personal injury, punitive damages, and any and all claims arising from any alleged violation by the Released Parties of any federal, state, or local statutes, ordinances or common laws, including but not limited to the Ohio Civil Rights Act, including all provisions of the Ohio Revised Code concerning discrimination on the basis of age, the Age Discrimination in Employment Act of 1967 (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act or the Employee Retirement Income Security Act of 1974. This release of rights is knowing and voluntary. The Corporation acknowledges that Mr. Brecht does not release herein any rights or claims which may arise after the Effective Date of this Agreement nor any rights he has under this Agreement, any rights he may have regarding the enforcement of this Agreement, his rights under COBRA or his rights to indemnification.
8.02 Waiver of Right to Sue. Except for the Corporation’s promises and obligations contained in this Agreement, Mr. Brecht further agrees, promises and covenants that neither he, nor any person, organization, or any other entity acting on his behalf will file, charge, claim, sue or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary relief or other) against the Corporation, involving any matter occurring in the past up to the Effective Date of this Agreement or involving any continuing effects of actions or practices which arose prior to the Effective Date of this Agreement or the termination of Mr. Brecht’s employment.
8.03 Older Workers’ Benefit Protection Act Waiver. Mr. Brecht has certain individual federal rights, which must be explicitly waived. Specifically, Mr. Brecht is protected by the ADEA from discrimination in employment because of his age. By executing this Agreement, Mr. Brecht waives these rights as to any past or current claims. Notwithstanding anything else in this Agreement, excluded from this Agreement are ADEA age claims that may arise after execution of this Agreement. In connection with the releases in Section 8.01 and waivers in Section 8.02 of any and all claims or disputes that Mr. Brecht has or may have on the date hereof, Mr. Brecht makes the following acknowledgements:
[1] By signing this Agreement, Mr. Brecht waives all claims against the Released Parties for discrimination based on age, including without limitation, any claim which arises under or by reason of a violation of the ADEA.
[2] In consideration of the releases, waivers and covenants made by Mr. Brecht under this Agreement, Mr. Brecht will be receiving the payments and other benefits in the amounts and manner described in Articles 3 and 5 of this Agreement.
[3] Mr. Brecht represents and acknowledges that he has consulted with an attorney prior to executing this Agreement and Mr. Brecht has been given a period of at least twenty-one (21) days within which to consider whether or not to enter into this Agreement.
[4] Mr. Brecht understands that this Agreement shall be effective as of February 1, 2007 (“Effective Date”), provided that the Agreement is not revoked by Mr. Brecht within seven days after he signs the Agreement. For a period of seven days after he signs the Agreement, Mr. Brecht has the right to revoke and/or cancel this Agreement by the delivery of notice in writing of revocation and/or cancellation to the Corporation. In the event that Mr. Brecht does not revoke and/or cancel this Agreement during this period, this Agreement shall become effective on the Effective Date. In the event that Mr. Brecht revokes this Agreement, Mr. Brecht shall not be entitled to any of the consideration set out in this Agreement.
ARTICLE 9 MISCELLANEOUS
9.01 Notices. Any notices, consents, requests, demands, approvals or other communications to be given under this Agreement must be given in writing and must be sent by registered or certified mail, return receipt requested, to Mr. Brecht at the last address he has filed in writing with the Corporation or, in the case of the Corporation, to the Corporation’s CEO at the Corporation’s principal offices.
9.02 Entire Agreement. This Agreement supersedes any Prior Agreements or understandings, oral or written, between the Parties, or between Mr. Brecht and the Corporation, with respect to the subject matter described in this Agreement, including the Change in Control and Displacement Agreements dated November 1, 2004, and constitutes the entire agreement of the Parties with respect to any matter covered in this Agreement.
9.03 Amendment and Modification. This Agreement may not be varied, altered, modified, canceled, changed or in any way amended except by written agreement of the Parties. However, by signing this Agreement, Mr. Brecht agrees, without any further consideration, to consent to any amendment necessary to avoid penalties under Code §409A.
9.04 Severability. If any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement will remain in full force and effect.
9.05 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same Agreement. Facsimile signatures will have the same legal effect as original signatures.
9.06 Tax Withholding. The Corporation will withhold from any benefits payable under this Agreement all federal, state, city or other taxes as required by any applicable law or governmental regulation or ruling. Mr. Brecht will be responsible for the payment of all taxes associated with any payments or benefits provided under this Agreement.
9.07 Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions described in this Agreement [1] will not constitute a waiver of that or any other term, covenant or condition and [2] will not constitute a waiver or relinquishment of the Party’s right to insist subsequently on strict compliance of the affected (and all other) terms, covenants or conditions of this Agreement.
9.08 Governing Document. The terms of this Agreement will supersede and control over any conflicting language in any other agreement, plan, program or practice of the Corporation.
9.9 Applicable Law. To the extent not preempted by federal law, the provisions of this Agreement will be construed and enforced in accordance with the laws of the state of Ohio.
9.10 Code §409A Fail Safe. Notwithstanding anything in this Agreement to the contrary, if payment of any amount or other benefit that is “deferred compensation” subject to Code §409A at the time otherwise specified in this Agreement would subject such compensation to additional tax pursuant to Code §409A(a)(1), the payment thereof shall be postponed to the earliest commencement date on which such amounts could be paid without incurring such additional tax. In the event a deferral of payment should be required, any payments that would have been made prior to such earliest commencement date but for Code §409A shall be accumulated and paid in a single lump sum on such earliest commencement date. If any benefits permitted or required under this Agreement are otherwise reasonably determined by the Corporation or Mr. Brecht to be subject for any reason to a material risk of additional tax pursuant to Code §409A(a)(1), the Corporation and Mr. Brecht agree to negotiate in good faith appropriate provisions to avoid such risk without materially changing the economic value of this Agreement to Mr. Brecht or the economic value or financial effect of this Agreement on the Corporation.

9.11 Headings. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
9.12 Survival of Mr. Brecht’s Rights. All of Mr. Brecht’s rights hereunder, including his rights to compensation and benefits, and his obligations under Article 4 hereof, shall survive the termination of Mr. Brecht’s employment and/or the termination of this Agreement.
9.13 Joint and Several Liability. The obligations of the Corporation and the Group Members to Mr. Brecht under this Agreement are joint and several.
9.14 Approvals. The Corporation represents and warrants to Mr. Brecht that it has taken all corporate action necessary to authorize this Agreement.
IN WITNESS WHEREOF, the Parties have executed this Agreement, as of the dates set forth below.

FIRSTMERIT CORPORATION

By:	/s/ Christopher J. Maurer	Date signed: January 12 , 2007

Name:	Christopher J. Maurer

Title:	Executive Vice President –H.R.

Robert P. Brecht

By:	/s/ Robert P. Brecht	Date signed: January 12 , 2007
Robert P. Brecht

WAIVER OF TWENTY-ONE DAYS TO CONSIDER AGREEMENT
RELATING TO REASSIGNMENT OF EMPLOYMENT
AND RELEASE OF CLAIMS
     On January 12, 2007, I received a Retirement Agreement (the “Agreement”) dated Janary 12, 2007.
     I understand and acknowledge, and as listed in Article 8 of the Agreement, that I have the legal entitlement for twenty-one (21) days to decide whether or not I want to sign the Agreement and that I have also been advised to seek the advice of an attorney before signing the Agreement and have obtained the advice of an attorney. Understanding those rights, I have determined to sign the Agreement and have done so effective this 12th day of January, 2007.
     I recognize that only one day has transpired since I received the Agreement, but I have determined, with the assistance of my legal counsel, that since I have made the decision to sign the Agreement, it is not necessary to wait the entire twenty-one (21) day period to which I am entitled, and I hereby freely and knowingly waive that statutory right.
     I understand that the parties to the Agreement are relying upon my representations in this Agreement and I agree that they have a right to so rely. I understand that those parties have agreed to pay me the amount stated in the Agreement for the period set forth in the Agreement, based on my representations contained herein.

Date: January 12, 2007	/s/ Robert P. Brecht
Robert P. Brecht

/s/ Christopher J. Maurer
Witness